Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 22, 2013, relating to the financial statements and financial highlights which appear in the May 31, 2013 Annual Reports to Shareholders of the American Century High-Yield Municipal Fund, Intermediate-Term Tax-Free Bond Fund, Long-Term Tax-Free Fund and Tax-Free Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements", "Annual and Semiannual Reports", and "Summary Prospectus" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

September 25, 2013